Exhibit (a)(5)(O)

CENTERBRIDGE PARTNERS, L.P. AND P.F. CHANG’S CHINA BISTRO, INC. ANNOUNCE AMENDMENT TO MERGER AGREEMENT

Scottsdale, Arizona and New York, New York, June 22, 2012 — P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) (the “Company”) and Centerbridge Partners, L.P. (“Centerbridge”) today announced the execution of a senior notes note purchase agreement and the entry into a credit agreement relating to the financing of the proposed acquisition of the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2012, by and among Wok Parent LLC (“Parent”), Wok Acquisition Corp. (“Purchaser”) and the Company. In connection therewith, the Company and Centerbridge agreed to amend the merger agreement and delete the financing proceeds condition to Purchaser’s tender offer to acquire all of the outstanding shares of Company common stock. Prior to this amendment, Purchaser was not obligated to accept shares tendered in the tender offer unless Parent had received the proceeds of the financing commitments from the lenders as described in the debt commitment letter executed in connection with the entry into the merger agreement. The tender offer is scheduled to expire at midnight at the end of the day on June 28, 2012, unless further extended, and remains subject to the other conditions described in the tender offer materials, including the tender of at least 83% of the outstanding shares of the Company common stock.

The amendment to the merger agreement also provides, among other things, that Purchaser will have the right in its sole discretion to extend the offer for one or more periods, in consecutive increments of up to 10 business days each (the precise length of which is in Parent’s sole discretion).

Subject to the satisfaction or waiver of the other conditions described in the tender offer materials, Centerbridge and the Company anticipate that the closing of the tender offer and the subsequent merger of Purchaser into the Company will occur on June 29, 2012. Centerbridge will file with the SEC an amendment to its tender offer statement on Schedule TO setting forth the terms of the amended merger agreement.

About P.F. Chang’s

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended its brands to international markets, airport locations, and retail products all of which are operated under licensing agreements. The Company has also announced an agreement to exercise its right to convert an outstanding loan facility it provided to True Food Kitchen, a Fox Restaurant Concept specializing in healthy, locally sourced and globally inspired meals, to a majority equity position in True Food Kitchen. The Company and True Food Kitchen recently agreed to postpone the effective date of the conversion until October 31, 2012, provided that if the merger of Purchaser into the Company as described in the tender offer materials is consummated before this date, the Company’s conversion election will be automatically terminated and rescinded and the loan facility will continue to operate in full force and effect and on the same terms and conditions after the merger as prior to the Company’s conversion election.

About Centerbridge

Centerbridge Partners, L.P. is a private investment firm headquartered in New York City with approximately $20 billion in capital under management. The firm focuses on private equity and credit investments. The firm is dedicated to partnering with world-class management teams across targeted industry sectors to help companies achieve their operating and financial objectives.

Forward Looking Statements

This press release may contain “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of the Company and members of its senior management team. Forward-looking statements include, without limitation, statements regarding business combinations and similar transactions, prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the completion of the tender offer and the completion and timing of the merger and the related financing; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities. In addition, the Company’s actual performance and financial results may differ materially from those currently anticipated due to a number of risk and uncertainties, including, but not limited to, failure of the Company’s existing or new restaurants to achieve expected results; damage to the Company’s brands or reputation; inability to successfully expand the Company’s operations; changes in general economic conditions and dependence on sales concentrated in certain geographic areas; intense competition in the restaurant industry; changes in government legislation that may increase labor costs; litigation; adverse public or medical opinions about the health effects of consuming the Company’s products; failure to comply with governmental regulations; changes in food costs; the inability to retain key personnel; federal and state tax rules could negatively impact results of operations and financial position; fluctuating insurance requirements and costs; seasonality of the Company’s business; adverse impact if information technology and computer systems do not perform properly. More detailed information about the Company and the risk factors that may affect the realization of any forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as the tender offer documents filed by Purchaser and certain of its affiliates and the solicitation/ recommendation statement filed by the Company. All of the materials related to the offer (and all other offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting the Company Investor Relations at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255, telephone number (480) 888-3000 or investorrelations@pfcb.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company common stock has been made pursuant to a tender offer statement on Schedule TO (as amended from time to time), containing an Offer to Purchase and related tender offer documents, initially filed by Purchaser and certain of its affiliates with the SEC on May 15, 2012. The Company initially filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time) with respect to the tender offer with the SEC on May 15, 2012. These documents contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. The tender offer materials will be sent free of charge to all stockholders of the Company. In addition, all of these materials (and all other materials filed by the Company with the SEC) may be obtained at no charge by directing a request by mail to Georgeson Inc., at 199 Water Street, 26th Floor, New York, NY 10038-3560, or by calling toll-free at (866) 300-8594.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, the Company has filed a proxy statement with the SEC. Additionally, the Company has and will file other relevant materials with the SEC in connection with the proposed acquisition of the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of May 1, 2012, as amended by Amendment No. 1, dated as of June 22, 2012, by and among the Company, Parent and Purchaser. The materials filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at

www.sec.gov. After the Company’s filing thereof, investors and stockholders will also be able to obtain free copies of the proxy statement from the Company by contacting the Company Investor Relations at 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255, telephone number (480) 888-3000 or investorrelations@pfcb.com. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

The Company and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2012 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended January 1, 2012, and the proxy statement and other relevant materials which have been filed with the SEC in connection with the transaction. Information concerning the interests of the Company’s potential participants, which may, in some cases, be different than those of the Company’s stockholders generally, are set forth in the proxy statement relating to the transaction.

Contact Information

Investors:

Allison Schulder

(480) 888-3000

allison.schulder@pfcb.com

Media:

Matt Sherman / Averell Withers / Joe Berg

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449